UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported)	January 9, 2007

FARO TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-20381	59-3157093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Technology Park, Lake Mary, Florida	32746
(Address of Principal Executive Offices)	Zip Code)

(407) 333-9911

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors

On January 9, 2006, the Board of Directors of FARO Technologies, Inc. elected Marvin R. Sambur, PhD to the Board of Directors. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of their defense group . In 2001 , he was named and confirmed as the Assistant Secretary of the Air Force for Acquisition, where he was responsible for all Air Force research, development, and acquisition activities.

The Board of Directors has determined that Dr. Sambur is an independent director under NASDAQ National Market marketplace rules. The Board has not yet appointed Dr. Sambur to any Board committee.

FARO’s Board of Directors is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Dr. Sambur was elected to the class of directors whose term expires at the 2008 annual meeting of shareholders (or until his successor has been duly elected and qualified) to fill a vacancy created in that class by the retirement of a director. However, because the Florida Business Corporation Act provides that any director elected by the Board of Directors to fill a vacancy on the Board must stand for re-election at the next meeting of the shareholders, Dr. Sambur will stand for election at the 2007 annual meeting of shareholders.

A copy of FARO’s press release announcing the election is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01	Exhibits.

(d)	Exhibits

99.1	Press Release dated as of January 15, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

FARO Technologies, Inc. (Registrant)

Date: January 15, 2007

/s/ Jay Freeland
Jay Freeland Chief Executive Officer